GMAC Financial Services Declares Dividends on Preferred Stock

DETROIT (Jan. 12, 2010) – The GMAC Financial Services Board of Directors declared quarterly dividend payments for certain outstanding preferred stock.  The dividends were declared on Jan. 8, 2010 and are payable on Feb. 15, 2010.

A quarterly dividend payment was declared on GMAC’s Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 of approximately $129 million, or $0.56 per share.  This new preferred stock was issued to the U.S. Department of the Treasury (U.S. Treasury) on Dec. 30, 2009.

A dividend payment was also declared on GMAC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series G.  The dividend totals approximately $45 million, or $17.31 per share, and is payable to shareholders of record as of Feb. 1, 2010.

In conjunction with the recently announced securities purchase agreement with the U.S. Treasury, the following GMAC preferred stock ceased to be outstanding effective Dec. 30, 2009: Fixed Rate Cumulative Perpetual Preferred Stock, Series D-1; Fixed Rate Cumulative Perpetual Preferred Stock, Series D-2; and Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F.  Upon the closing of the transactions on Dec. 30, 2009, GMAC paid the U.S. Treasury accrued dividends totaling approximately $141 million on these securities.

About GMAC Financial Services
GMAC is a bank holding company with 15 million customers worldwide. As a global, independent financial services institution, GMAC’s diversified business operations include automotive finance, mortgage operations, insurance, commercial finance and online banking. As of September 30, 2009, the company had approximately $178 billion in assets. Visit the GMAC media site at http://media.gmacfs.com for more information.

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Contacts:
Gina Proia
646-781-2692
gina.proia@gmacfs.com

Chris McNamee
212-884-7935
christopher.mcnamee@gmacfs.com